PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS
Kelley L. Eddington
Fund Administrator
PTV Sciences
(512) 542-0010
kelley@ptvsciences.com
Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500
insiteproxy@mackenziepartners.com
PROXY Governance, Inc. Joins RiskMetrics and Glass Lewis in Recommending Stockholders Vote PTV Sciences’ GOLD Proxy Card
Third Independent Advisory Firm Rejects Entire Current Board of Directors, Including the CEO, Kumar Chandrasekaran.
Austin and Houston, TX– September 15, 2008 – PTV Sciences, a healthcare venture capital and growth equity firm, announced today that independent proxy advisory firm PROXY Governance, Inc. has issued a recommendation that stockholders of InSite Vision Incorporated (AMEX: ISV) vote the GOLD proxy card “FOR” all six of PTV Sciences’ nominees, Rick Anderson, Tim Lynch, Tim McInerney, Evan Melrose, M.D., Robert O’Holla, and Anthony Yost, in connection with the election of directors at the upcoming annual meeting.
Rick Anderson, a managing director at PTV Sciences, commented “This is now the third independent proxy advisory firm that has publicly rejected the failing Board of Directors and CEO Kumar Chandrasekaran and supported PTV Sciences’ nominees. We are looking forward to implementing the much-needed positive change at InSite Vision in the coming months.”
In its report, PROXY Governance described its review process as follows: “In any proxy contest the burden is on the dissidents not only to demonstrate that the company needs significant help, but that the dissident nominees can and will provide the help needed, and that the proposed remedy is proportionate to the problem. When the proposed remedy involves a change in control of the board — or displacing a sitting CEO — we believe the dissident arguments must clear successively higher bars.” After performing its analysis, PROXY Governance recommended that stockholders vote for ALL of PTV Sciences’ nominees.

The report highlights InSite’s failure in partnership and financial management, stating that “[w]e particularly note the disappointing sales of AzaSite, and the company’s overwhelming reliance on Inspire as a marketing partner. In addition, we share Pinto’s concerns about the company’s $60 million transfusion to fund ongoing R&D operations, which was undertaken at a very high rate of interest and apparently without attempts to realize better returns on AzaSite, its one available product.”
The report also focused on the in-depth experience of PTV Sciences’ nominees, and an underlying confidence in their abilities to transform the stagnant research focused InSite Vision into a multi-product, commercial stage, publicly traded company. PROXY Governance’s analysis further provides that PTV Sciences’ nominees have “the necessary background and [its nominees have the] relevant industry experience to lead the company through the transition from its research and development focus into a commercialization phase, and thus toward a more successful future. Pinto is primarily focused on bringing both its technical and operational knowledge to the companies in its portfolio and has put forth nominees with the healthcare management backgrounds necessary to aid in the company’s transition; in fact, five of its six nominees have ophthalmic experience ranging from management positions in ophthalmic companies to providing financing for start-ups to actual medical practice.”
The report also challenged the company’s unfounded allegations that PTV Sciences is trying to take control over the company, noting that PROXY Governance was “... struck by the fact the Pinto has not acted as an activist shareholder before and, despite holding a sizable percentage of the company’s outstanding common stock, has not previously sought any representation on the board. Neither of these suggest, as the company contends, that this proxy contest is driven primarily by a desire for control of the company — but rather, as the dissidents have argued, that the proxy contest represents a last line of defense for shareholders watching their investment atrophy. This is a proxy challenge led by a long-term, significant shareholder with a track record of working with, not displacing, the management of the companies in which it invests. The most compelling explanation for the proxy challenge, we believe, is the argument the dissidents have laid out, tracing the serious decline in shareholder value over the past several years to the lack of managerial and board expertise in the new challenges the company faces in this inflection point in its history.”
In closing, PROXY Governance recommended that InSite Vision stockholders reject the current Board of Directors and CEO Kumar Chandrasekaran and vote FOR all six of PTV Sciences’ nominees, noting their “vision and expertise” will “better enable the company to move beyond its current moribund state and more effectively transform its potential into long-term shareholder value.”
All stockholders are encouraged to sign, date and return the GOLD proxy card. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.

About PTV Sciences
PTV Sciences is a healthcare venture capital and growth equity firm focused on enabling healthcare entrepreneurs and global innovation. We are a highly collaborative investment team of 22 professionals, deeply experienced as investors and operators of life science companies. PTV Sciences focuses on enabling industry leading companies and investing in extraordinary people in the healthcare and life sciences sector, including ophthalmology, medical devices, biotechnology, pharmaceuticals, and diagnostics.
Notice
In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), on August 18, 2008, Pinto Technology Ventures, L.P. (“PTV”), filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.